For Immediate Release
     November 5, 2019

Aleris Reports Third Quarter 2019 Results
CLEVELAND, Ohio – November 5, 2019 – Aleris Corporation today reported results for the three and nine months ended September 30, 2019.

Third Quarter Summary

▪	Net income of $25 million compared to net loss of $26 million in the third quarter of 2018

▪	Record Adjusted EBITDA of $115 million compared to $77 million in the third quarter of 2018

▪	Global aerospace volumes increased on strong demand and growth

▪	Global automotive volumes up on higher North America demand; Europe automotive volumes unfavorably impacted by regional demand softness

▪	Favorable metal environment and improved rolling margins in North America

▪	Liquidity of approximately $368 million as of September 30, 2019

Fourth Quarter Outlook

▪	Fourth quarter 2019 segment income and Adjusted EBITDA expected to be higher than the fourth quarter of 2018 and sequentially lower due to normal seasonality

▪	Global aerospace volumes expected to benefit from strong demand and fundamentals

▪	North America automotive sales expected to continue to increase based on committed volumes but could see temporary softness due to labor disruption in the automotive supply chain

▪	Continued softness expected for European automotive, heat exchanger and regional end-uses

▪	Favorable year-over-year rolling margins expected in North America

“Our global aerospace and automotive capabilities along with our North America common alloy and scrap position have once again led the way to another record quarter,” Sean Stack, Aleris Chairman and CEO said. “We’ve been well positioned to capitalize on demand opportunities in our higher value end uses and we expect this momentum to continue through the end of the year. I am proud of our Aleris team for the unwavering focus on serving customers as we’ve successfully shifted the business toward the production of higher value products.”

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	218	225	671	670
Revenue	$857	$911	$2,651	$2,644
Commercial margin (1)	$411	$373	$1,212	$1,066
Segment income	$127	$90	$345	$283
Net income (loss)	$25	$(26)	$16	$(68)
Adjusted EBITDA (1)	$115	$77	$308	$215
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
Third Quarter 2019 Results
Net income was $25 million in the third quarter of 2019 compared to net loss of $26 million in the third quarter of 2018. Adjusted EBITDA was a record $115 million, up from $77 million in the third quarter of 2018. Third quarter net income and Adjusted EBITDA were affected by the following:

▪	improved rolling margins and favorable metal spreads increased Adjusted EBITDA approximately $25 million;

▪
an improved mix of products sold and a favorable year-over-year change in manufacturing cost absorption was partially offset by a decrease in volumes, increasing Adjusted EBITDA approximately $16 million. The improved mix of products sold resulted primarily from a 39 percent increase in global aerospace shipments, which benefited from strong European demand and growth in Asia Pacific. In addition, global automotive volumes increased 19 percent, as increasing shipments from our North America automotive assets more than offset unfavorable demand impacting our Europe automotive volumes;

▪	inflation more than offset productivity gains, decreasing Adjusted EBITDA approximately $5 million; and

▪	a stronger dollar favorably impacted Adjusted EBITDA approximately $2 million.
In addition to the factors affecting Adjusted EBITDA discussed above, net income was also favorably impacted by:

▪
a $9 million decrease in start-up costs, as the North America autobody sheet (“ABS”) project at our Lewisport, Kentucky facility (the “North America ABS Project”) substantially exited the start-up phase on the second CALP during the third quarter of 2019 (the majority of the costs considered start-up expense in the prior year have been absorbed within Adjusted EBITDA); and

▪
a $6 million favorable change in unrealized derivative gains and losses (approximately $5 million of unrealized losses in the third quarter of 2019 compared to $11 million of unrealized losses in the third quarter of 2018). Unrealized derivative gains and losses are combined with realized gains and losses on a single line in our Consolidated Statements of Operations. The realized derivative gains and losses are generally included in Adjusted EBITDA.

These favorable changes to net income were partially offset by a $2 million unfavorable variation in metal price lag ($2 million favorable metal price lag in the third quarter of 2019 compared to $4 million favorable metal price lag in the third quarter of 2018). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses.

In the third quarter of 2019, capital expenditures were $20 million compared to $25 million in the third quarter of 2018. We expect 2019 capital spending of approximately $120 million, including the $74 million spent through the third quarter of 2019.
As of September 30, 2019, Aleris had liquidity of approximately $368 million, which consisted of approximately $317 million of availability under our ABL Facility, $45 million of cash on hand and $7 million of cash restricted for the payment of the China Loan Facility. Both our borrowing base and ABL Facility utilization may fluctuate on a monthly basis due, in part, to changes in seasonal working capital and aluminum prices.
North America
North America segment income increased to $77 million in the third quarter of 2019 from $52 million in the third quarter of 2018. Segment Adjusted EBITDA increased to $78 million in the third quarter of 2019 from $42 million in the third quarter of 2018. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	improved rolling margins combined with favorable metal spreads and scrap availability increased segment Adjusted EBITDA approximately $25 million;

▪
an improved mix of products sold and a favorable year-over-year change in manufacturing cost absorption more than offset a 3 percent decrease in volumes, increasing segment Adjusted EBITDA approximately $10 million. The favorable mix of products sold resulted from increased shipments of autobody sheet from our Lewisport facility. In addition, truck trailer volumes increased 7 percent on favorable demand. These increases were partially offset by a 39 percent decrease in distribution volumes as the Lewisport facility continues to shift capacity to ABS products, and a 5 percent decrease in building and construction volumes as we continue to see choppiness in the housing market; and

▪	favorable productivity more than offset cost inflation, increasing segment Adjusted EBITDA approximately $1 million.
In addition to the factors above, segment income was impacted by an $11 million unfavorable variance in metal price lag.
Europe
Europe segment income was $38 million in the third quarter of 2019 compared to $30 million in the third quarter of 2018. Segment Adjusted EBITDA was $36 million in the third quarter of 2019 compared to $38 million in the third quarter of 2018. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
a favorable product mix more than offset a 4 percent decrease in volumes and an unfavorable year-over-year change in manufacturing cost absorption, increasing segment Adjusted EBITDA approximately $1 million. The favorable product mix resulted primarily from a 27 percent increase in aerospace volumes. The increase in aerospace volumes was partially offset by 14 percent, 7 percent and 13 percent decreases in automotive, heat exchanger and regional end-use volumes, respectively, where we have seen weakness in demand;

▪
cost inflation, primarily wages, and unfavorable productivity decreased segment Adjusted EBITDA approximately $5 million. The unfavorable productivity resulted primarily from lower production requirements from the weaker demand in the region; and

▪	the net impact of currency changes increased segment Adjusted EBITDA approximately $2 million.
In addition to the factors above, segment income was impacted by a $9 million favorable variance in metal price lag.
Asia Pacific
Asia Pacific segment income increased to $12 million in the third quarter of 2019 from $7 million in the third quarter of 2018. Segment Adjusted EBITDA increased to $11 million in the third quarter of 2019 from $6 million in the third quarter of 2018. The primary performance driver for segment income and segment Adjusted EBITDA was an improved mix of products sold, resulting from a 76 percent increase in aerospace shipments, that increased segment Adjusted EBITDA approximately $5 million.
Potential Acquisition of Aleris Corporation
On July 26, 2018, we announced that we entered into a definitive agreement (the “Merger Agreement”) to be acquired by Novelis Inc., a subsidiary of Hindalco Industries Limited, for approximately $2.6 billion, including the assumption of the Company’s outstanding indebtedness (the “Merger”). The Merger is expected to close by January 21, 2020, the outside date in the Merger Agreement, subject to customary regulatory approvals and closing conditions. There can be no assurance that the Merger will be consummated on the expected timing or at all.
Year-to-Date Results
Key financial highlights for the nine months ended September 30, 2019 include:

▪
Revenues of $2,651 million compared to $2,644 million for the prior year period. The increase was attributable to an improved mix of products sold, primarily related to an increase in aerospace and automotive volumes, as well as improved rolling margins. These increases were partially offset by lower average aluminum prices included in our invoiced prices and the unfavorable impact of exchange rates on the translation of revenues.

▪
Net income of $16 million compared to a net loss of $68 million in the prior year period. Higher Adjusted EBITDA, a decrease in debt extinguishment costs and lower start-up costs (the majority of which have been absorbed into Adjusted EBITDA) were partially offset by an unfavorable change in unrealized gains on derivatives, increased interest expense, increased business development costs, an increased tax provision and the non-recurrence of the gain recorded in the prior year related to the Real Industry, Inc. bankruptcy reorganization.

▪
Adjusted EBITDA increased to $308 million from $215 million in the prior year period. An improved mix of products sold, improved rolling margins and a favorable metal environment in North America were partially offset by inflation and the absorption of expenses into Adjusted EBITDA during the current year that were previously classified as start-up costs.

▪
Cash used by operating activities totaled $26 million in the current year period compared to cash used by operating activities of $67 million in the prior year period. The current year cash used by operating activities related to $167 million of cash from earnings, more than offset by cash used to fund a $193 million increase in net operating assets, including the payment of €14 million (approximately $16 million) withholding tax to a non-U.S. taxing jurisdiction, all of which we expect to recover in the future.

▪	Capital expenditures were $74 million in the current year period compared to $76 million in the prior year period.

Conference Call and Webcast Information
Aleris will hold a conference call and webcast on November 5, 2019 at 9:00 a.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about the Merger and our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund operations, capital expenditures and debt service obligations, as well as statements regarding trade cases, tariffs and other future governmental actions. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our operations and capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (12) variability in general economic or political conditions on a global or regional basis; (13) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (14) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (15) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (17) our ability to access credit or capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business and incurring additional indebtedness as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under our outstanding indebtedness; (20) risks related to the Merger, including the possibility that the Merger may not be consummated; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the 2023 Junior Priority Notes and parties to our Term Loan Facility and the ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss before interest income and expense, provision for and benefit from income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs, loss on extinguishment of debt and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

Website Posting
We use our investor website (investor.aleris.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases, Securities and Exchange Commission ("SEC") filings, and public conference calls and webcasts. The content of our website is not, however, a part of this press release.
About Aleris
Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenues	$856.8	$911.3	$2,650.5	$2,644.2
Cost of sales	744.0	845.6	2,349.1	2,414.6
Gross profit	112.8	65.7	301.4	229.6
Selling, general and administrative expenses	50.2	53.2	155.9	153.7
Restructuring charges	0.4	0.2	2.0	2.0
Gains on derivative financial instruments	(6.4)	(6.3)	(18.2)	(19.0)
Other operating expense, net	0.5	0.8	1.2	1.9
Operating income	68.1	17.8	160.5	91.0
Interest expense, net	39.1	37.5	118.9	106.0
Debt extinguishment costs	—	—	—	48.9
Other (income) expense, net	(0.9)	0.9	1.6	(10.2)
Income (loss) before income taxes	29.9	(20.6)	40.0	(53.7)
Provision for income taxes	5.0	5.4	23.9	14.7
Net income (loss)	$24.9	$(26.0)	$16.1	$(68.4)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Segment income:
North America	$77.3	$52.4	$208.8	$165.5
Europe	37.6	30.4	107.3	101.0
Asia Pacific	11.6	7.0	29.3	16.1
Total segment income	126.5	89.8	345.4	282.6

Depreciation and amortization	(35.8)	(35.0)	(105.5)	(103.8)
Other corporate general and administrative expenses	(15.2)	(15.3)	(47.0)	(37.9)
Restructuring charges	(0.4)	(0.2)	(2.0)	(2.0)
Interest expense, net	(39.1)	(37.5)	(118.9)	(106.0)
Unallocated (losses) gains on derivative financial instruments	(4.6)	(10.5)	(23.6)	3.0
Unallocated currency exchange losses	(0.9)	(1.1)	(0.9)	(2.4)
Start-up costs	(0.9)	(9.8)	(6.8)	(48.7)
Loss on extinguishment of debt	—	—	—	(48.9)
Other income (expense), net	0.3	(1.0)	(0.7)	10.4
Income (loss) before income taxes	$29.9	$(20.6)	$40.0	$(53.7)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Metric tons of finished product shipped:
North America	134.0	138.7	403.7	398.5
Europe	77.3	80.8	245.6	253.5
Asia Pacific	8.9	6.9	25.9	21.9
Intra-entity shipments	(2.0)	(1.1)	(3.8)	(4.1)
Total metric tons of finished product shipped	218.2	225.3	671.4	669.8

Revenues:
North America	$496.6	$532.4	$1,527.3	$1,471.9
Europe	319.1	348.8	1,003.7	1,084.7
Asia Pacific	48.3	35.5	135.3	109.4
Intra-entity revenues	(7.2)	(5.4)	(15.8)	(21.8)
Consolidated revenues	$856.8	$911.3	$2,650.5	$2,644.2

Commercial margin(1):
North America	$237.4	$205.4	$686.0	$565.4
Europe	150.2	151.0	461.6	451.4
Asia Pacific	23.0	16.2	64.4	48.9
Total commercial margin(2)	$410.7	$372.6	$1,212.0	$1,065.6

Commercial margin per metric ton shipped:
North America	$1,771.8	$1,480.8	$1,699.2	$1,419.0
Europe	1,942.5	1,868.1	1,879.3	1,780.8
Asia Pacific	2,574.2	2,342.7	2,489.3	2,237.0

Segment Adjusted EBITDA(1):
North America(3)	$77.8	$41.6	$204.6	$130.4
Europe	35.6	37.5	102.9	98.1
Asia Pacific	10.8	6.3	28.2	14.8
Corporate	(9.2)	(8.4)	(28.0)	(27.8)
Total Adjusted EBITDA	$115.0	$77.0	$307.7	$215.5

Segment Adjusted EBITDA per metric ton shipped:
North America	$580.9	$300.0	$506.7	$327.3
Europe	459.8	464.0	418.9	386.8
Asia Pacific	1,206.6	912.6	1,091.1	678.3
Aleris Corporation	526.9	341.7	458.3	321.7

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) Segment Adjusted EBITDA excludes start-up operating expenses and losses incurred during the start-up period. For the three months ended September 30, 2019 and 2018, start-up costs were $0.9 million and $7.5 million, respectively. For the nine months ended September 30, 2019 and 2018, start-up costs were $7.0 million and $41.8 million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	September 30, 2019	December 31, 2018
Current Assets
Cash and cash equivalents	$44.7	$108.6
Accounts receivable, net	395.8	308.8
Inventories	752.4	772.9
Prepaid expenses and other current assets	58.0	62.7
Total Current Assets	1,250.9	1,253.0
Property, plant and equipment, net	1,327.8	1,395.0
Intangible assets, net	31.0	32.5
Deferred income taxes	60.2	60.2
Other long-term assets	73.2	38.7
Total Assets	$2,743.1	$2,779.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$302.8	$374.8
Accrued liabilities	191.5	198.1
Current portion of long-term debt	72.5	21.9
Total Current Liabilities	566.8	594.8
Long-term debt	1,886.6	1,906.4
Deferred revenue	55.0	65.0
Deferred income taxes	8.7	0.9
Accrued pension benefits	155.5	163.7
Accrued postretirement benefits	29.1	29.6
Other long-term liabilities	71.6	46.1
Total Long-Term Liabilities	2,206.5	2,211.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized; 32,380,867 shares issued at September 30, 2019 and December 31, 2018	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	437.3	431.8
Retained deficit	(276.1)	(292.2)
Accumulated other comprehensive loss	(191.7)	(167.0)
Total Equity	(30.2)	(27.1)
Total Liabilities and Equity	$2,743.1	$2,779.4

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Operating activities
Net income (loss)	$24.9	$(26.0)	$16.1	$(68.4)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	35.8	35.0	105.5	103.8
Provision for deferred income taxes	1.6	3.2	6.8	5.0
Stock-based compensation expense	3.0	2.1	5.5	2.8
Unrealized losses (gains) on derivative financial instruments	4.6	10.3	23.5	(3.2)
Amortization of debt issuance costs	2.3	2.2	6.8	3.6
Loss on extinguishment of debt	—	—	—	48.9
Non-cash gain	—	—	—	(11.1)
Other	2.0	2.6	2.7	5.1
Changes in operating assets and liabilities:
Change in accounts receivable	(9.0)	(11.4)	(96.6)	(146.0)
Change in inventories	(3.0)	(31.7)	4.9	(135.7)
Change in other assets	(22.9)	3.1	(22.0)	4.7
Change in accounts payable	(21.2)	35.2	(61.5)	76.9
Change in accrued and other liabilities	(4.8)	14.8	(18.0)	46.2
Net cash provided (used) by operating activities	13.3	39.4	(26.3)	(67.4)
Investing activities
Payments for property, plant and equipment	(19.9)	(24.8)	(73.6)	(76.3)
Other	(0.5)	(0.6)	(0.7)	(0.6)
Net cash used by investing activities	(20.4)	(25.4)	(74.3)	(76.9)
Financing activities
Proceeds from revolving credit facilities	22.0	—	158.4	220.3
Payments on revolving credit facilities	(37.4)	(11.6)	(101.2)	(284.4)
Proceeds from notes and term loans, net of discounts	—	—	—	1,483.0
Payments on term loan and notes, including premiums	(2.8)	(2.8)	(8.3)	(1,289.5)
Net payments on other long-term debt and finance leases	(4.8)	(2.8)	(10.6)	(8.6)
Debt issuance costs	—	(2.1)	—	(20.4)
Other	—	(0.1)	(0.1)	(0.2)
Net cash (used) provided by financing activities	(23.0)	(19.4)	38.2	100.2
Effect of exchange rate differences on cash, cash equivalents and restricted cash	(1.7)	(1.2)	(1.7)	(1.9)
Net decrease in cash, cash equivalents and restricted cash	(31.8)	(6.6)	(64.1)	(46.0)
Cash, cash equivalents and restricted cash at beginning of period	83.3	68.6	115.6	108.0
Cash, cash equivalents and restricted cash at end of period	$51.5	$62.0	$51.5	$62.0

Cash and cash equivalents	$44.7	$56.7	$44.7	$56.7
Restricted cash (included in “Prepaid expenses and other current assets”)	6.8	5.3	6.8	5.3
Cash, cash equivalents and restricted cash	$51.5	$62.0	$51.5	$62.0

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Income (Loss) and Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Adjusted EBITDA	$115.0	$77.0	$307.7	$215.5
Unrealized (losses) gains on derivative financial instruments	(4.6)	(10.4)	(23.5)	3.1
Restructuring charges	(0.4)	(0.2)	(2.0)	(2.0)
Unallocated currency exchange losses on debt	(0.9)	(1.2)	(0.8)	(2.5)
Stock-based compensation expense	(3.0)	(2.1)	(5.5)	(2.8)
Start-up costs	(0.9)	(9.8)	(6.8)	(48.7)
Favorable metal price lag	2.3	4.3	9.7	39.3
Loss on extinguishment of debt	—	—	—	(48.9)
Other	(2.7)	(5.7)	(14.4)	3.1
EBITDA	104.8	51.9	264.4	156.1
Interest expense, net	(39.1)	(37.5)	(118.9)	(106.0)
Provision for income taxes	(5.0)	(5.4)	(23.9)	(14.7)
Depreciation and amortization	(35.8)	(35.0)	(105.5)	(103.8)
Net income (loss)	24.9	(26.0)	16.1	(68.4)
Depreciation and amortization	35.8	35.0	105.5	103.8
Provision for deferred income taxes	1.6	3.2	6.8	5.0
Stock-based compensation expense	3.0	2.1	5.5	2.8
Unrealized losses (gains) on derivative financial instruments	4.6	10.3	23.5	(3.2)
Amortization of debt issuance costs	2.3	2.2	6.8	3.6
Loss on extinguishment of debt	—	—	—	48.9
Non-cash gain	—	—	—	(11.1)
Other	2.0	2.6	2.7	5.1
Change in operating assets and liabilities:
Change in accounts receivable	(9.0)	(11.4)	(96.6)	(146.0)
Change in inventories	(3.0)	(31.7)	4.9	(135.7)
Change in other assets	(22.9)	3.1	(22.0)	4.7
Change in accounts payable	(21.2)	35.2	(61.5)	76.9
Change in accrued and other liabilities	(4.8)	14.8	(18.0)	46.2
Net cash provided (used) by operating activities	$13.3	$39.4	$(26.3)	$(67.4)

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
North America
Segment income	$77.3	$52.4	$208.8	$165.5
Unfavorable (favorable) metal price lag	0.5	(10.7)	(4.3)	(35.1)
Segment Adjusted EBITDA (1)	$77.8	$41.6	$204.6	$130.4

Europe
Segment income	$37.6	$30.4	$107.3	$101.0
(Favorable) unfavorable metal price lag	(2.0)	7.1	(4.4)	(2.9)
Segment Adjusted EBITDA (1)	$35.6	$37.5	$102.9	$98.1

Asia Pacific
Segment income	$11.6	$7.0	$29.3	$16.1
Favorable metal price lag	(0.8)	(0.7)	(1.1)	(1.2)
Segment Adjusted EBITDA (1)	$10.8	$6.3	$28.2	$14.8

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
North America
Revenues	$496.6	$532.4	$1,527.3	$1,471.9
Hedged cost of metal	(259.7)	(316.3)	(837.0)	(871.4)
Unfavorable (favorable) metal price lag	0.5	(10.7)	(4.3)	(35.1)
Commercial margin	$237.4	$205.4	$686.0	$565.4

Europe
Revenues	$319.1	$348.8	$1,003.7	$1,084.7
Hedged cost of metal	(166.9)	(204.9)	(537.7)	(630.4)
(Favorable) unfavorable metal price lag	(2.0)	7.1	(4.4)	(2.9)
Commercial margin	$150.2	$151.0	$461.6	$451.4

Asia Pacific
Revenues	$48.3	$35.5	$135.3	$109.4
Hedged cost of metal	(24.5)	(18.6)	(69.8)	(59.3)
Favorable metal price lag	(0.8)	(0.7)	(1.1)	(1.2)
Commercial margin	$23.0	$16.2	$64.4	$48.9

Aleris Corporation
Revenues	$856.8	$911.3	$2,650.5	$2,644.2
Hedged cost of metal	(443.8)	(534.4)	(1,428.8)	(1,539.3)
Favorable metal price lag	(2.3)	(4.3)	(9.7)	(39.3)
Commercial margin	$410.7	$372.6	$1,212.0	$1,065.6